EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Vitesse Semiconductor Corporation:

We consent to incorporation herein by reference of our report dated October 28, 2004, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended September 30, 2004, and the related schedule, which report appears in the September 30, 2004, annual report on Form 10-K of Vitesse Semiconductor Corporation.

/s/    KPMG LLP

Los Angeles, California

December 9, 2004